Exhibit k.5

[Form of Purchase and Sale Agreement]

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated September 24, 2013, is by and among Capitala Finance Corp., a Maryland corporation (“Purchaser”), Atlas Powers Investments, LLC (“Atlas”), Markham Hunt Broyhill (“Broyhill”), and John F. McGlinn (“McGlinn” and, together with Atlas and Broyhill, the “Sellers”), in their capacity as holders of all of the limited liability company interests of CapitalSouth Partners SBIC F-III, LLC (the “General Partner”), a North Carolina limited liability company and the general partner of CapitalSouth Partners SBIC Fund III, L.P., a Delaware limited partnership (the “Partnership”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Partnership Agreement (as defined herein).

RECITALS:

A. Sellers owns all of the issued and outstanding limited liability company membership interests (the “Interests”) in the General Partner.

B. The ownership of the Interests by Sellers is as set forth in Exhibit A hereto.

C. The Partnership is licensed as a Small Business Investment Company by the United States Small Business Administration (the “SBA”).

D. Purchaser has separately entered into an agreement pursuant to which it will acquire all of the issued and outstanding limited partnership interests of the Partnership held by the limited partners of the Partnership (the “LP Transaction”).

E. The operation of the General Partner is subject to the terms of its limited liability company operating agreement (the “Operating Agreement”).

F. As of the Effective Date (defined below), Sellers desire to sell, transfer, convey and assign to Purchaser all right, title and interest in and to the Interests and Purchaser desires to become the sole owner of the General Partner (the “Transaction”).

G. The closing of the Transaction is conditioned upon receiving approval of the SBA.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Assignment and Assumption.

(a) Assignment of Interest. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and agreements set forth in this Agreement, effective as of the Effective Date, Sellers hereby sell, transfer, convey and assign to Purchaser all of Sellers’ right, title and interest in and to the Interests free and clear of all liens (the “Transfer”).

(b) Assumption of Interest. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and agreements set forth in this Agreement, effective as of the Effective Date, (A) Purchaser hereby accepts the Transfer, and (B) ratifies and agrees to be bound by all of the terms and conditions of, and shall succeed to all of the rights and be subject to all of the obligations arising under the Operating Agreement with respect to the Interest from and after the Effective Date.

(c) Consent and Waiver. The Sellers and the General Partner each consent to the Transfer pursuant to Section 8.1, to the amendments to be made to the Operating Agreement, and to the admission of the Purchaser as a member of the General Partner, and each hereby waives the application of Section 8.2 of the Operating Agreement to the Transfer.

2. Consideration.

(a) The aggregate consideration payable to Sellers on the Effective Date in exchange for the Interests (the “Consideration”) shall consist of $1.00 cash and the assumption of obligations arising under the Operating Agreement with respect to the Interests. The Consideration shall be allocated among Sellers in the manner set forth in Exhibit A.

(b) The Consideration is agreed by Sellers and Purchaser to represent the aggregate value of the Interest, including all rights and obligations with respect thereto, as of the Effective Date.

3. Agreements, Representations and Warranties. Each Seller represents and warrants as to himself or itself as of the date hereof and immediately prior to the Effective Date, and (with respect to clause (e)) covenants as follows:

(a) Title to Interest; Compliance with Laws. Seller owns all right, title and interest (legal and beneficial) in and to the Interest to be sold by Seller hereunder free and clear of all liens, other than any restrictions under federal and state securities laws. Upon delivery of the Interest to Purchaser and payment to Seller of the Consideration, Purchaser will acquire good and marketable title to the Interest free and clear of all liens, other than any liens created by or through Purchaser or any of its Affiliates or any restrictions under federal and state securities laws.

(b) Compliance with Law. Seller’s ownership of the Interest has at all times been conducted in all material respects in accordance with all applicable laws, rules, regulations and other requirements of all governmental authorities or agencies having jurisdictions over Seller.

(c) Good Standing; Requisite Authority; Due Authorization. Seller is either a natural person or is an entity duly organized and validly existing in good standing under the laws of its jurisdiction of organization. Seller has the requisite power and authority to enter into, execute and deliver this Agreement and to perform all of the obligations to be performed by it hereunder. This Agreement has been duly authorized, executed and delivered by Seller, and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors’ rights generally.

4. Cooperation. Sellers, on the one hand, and Purchaser, on the other hand, shall cooperate fully with each other in furnishing any information or performing any action reasonably requested by the other party, which information or action is necessary to the timely and successful consummation of the transactions contemplated by this Agreement.

5. Fees and Expenses. Purchaser covenants that Purchaser shall promptly pay all reasonable out-of-pocket expenses incurred by the Partnership in connection with the Transfer, including, but not limited to, reasonable legal and accounting expenses incurred by the Partnership.

6. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

7. Amendments, Changes and Modifications. This Agreement may not be amended, changed or otherwise modified except by a written instrument executed by the parties hereto.

8. Governing Law. This Agreement shall be interpreted and construed in accordance with and governed by the laws of the State of North Carolina, without regard to the conflict of laws principles thereof that would apply the laws of another jurisdiction.

9. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

10. Effectiveness, Termination. The closing of the Transaction is subject to the Seller’s receipt of SBA approval of the Transaction and the simultaneous closing of the LP Transaction. The Transaction shall close and be effective as of a specific date to be determined by the Purchaser by written notice to Seller, such date to occur as soon as reasonably practicable (considering only logistics required for closing) following receipt of SBA approval and simultaneously with closing of the LP Transaction (the “Effective Date”); provided that, if the Effective Date does not occur prior to December 31, 2013, Seller and Purchaser shall each have the right in its sole and absolute discretion to terminate this Agreement by written notice to the other, and in such event this Agreement shall be null and void and of no effect.

11. Survival. The parties’ rights and obligations under Sections 4-8, and applicable defined terms shall survive any termination of this Agreement.

12. Notices and Deliveries. Any notice, communication or delivery required or permitted to be given by any provision of this Agreement shall be deemed to have been delivered, given, and received for all purposes when the same is actually received, and may be delivered personally or by courier, delivery service, registered or certified mail (postage and charges prepaid), or facsimile, in each case addressed to the recipient at the address set forth below or at such other address as the recipient may notify the sender in writing:

PURCHASER:	Capitala Finance Corp. 4201 Congress Street, Suite 360 Charlotte, NC 28209 704.376.5502 phone 704.376.5877 fax Contact: Joseph B. Alala, III

SELLERS:	c/o CapitalSouth Partners SBIC F-III, LLC 4201 Congress Street, Suite 360 Charlotte, NC 28209 704.376.5502 phone 704.376.5877 fax Contact: Joseph B. Alala, III

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLERS: Atlas Powers Investments, LLC		PURCHASER: Capitala Finance Corp., a Maryland corporation

By:		By:
	Name: Title:		Name: Title:

Markham Hunt Broyhill

John F. McGlinn

[Signature Pages to Purchase and Sale Agreement – Fund III SBIC GP]